Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Home Point Capital Inc. & Subsidiaries
Ann Arbor, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252532) of Home Point Capital Inc. of our report dated March 12, 2021, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP
Philadelphia, Pennsylvania

March 12, 2021